Exhibit 99.1

DUN & BRADSTREET

EMPLOYEE STOCK PURCHASE PLAN

Dun & Bradstreet Holdings, Inc., a Delaware corporation (the “Company”), hereby establishes the “Dun & Bradstreet Employee Stock Purchase Plan” (the “Plan”), effective as of January 1, 2021. The Plan shall remain in effect, subject to the right of the Board of Directors of the Company (the “Board”) to amend or terminate the Plan at any time pursuant to Section 10.1 hereof, until all of the shares of Company Stock authorized under the Plan have been purchased according to the Plan’s provisions.

ARTICLE 1

PURPOSE OF THE PLAN

1.1 PURPOSE. The Company has determined that it is in its best interests to provide an incentive to attract and retain employees and to increase morale by providing a program through which employees may acquire a proprietary interest in the Company through the purchase of shares of Company Stock. The Plan shall permit Participants to purchase shares of Company Stock through payroll deductions and through a Company matching program. Participation in the Plan is entirely voluntary and neither the Company nor any of its Subsidiaries makes any recommendations to Participants as to whether they should participate in the Plan. The Plan is not intended to be an employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended, nor qualify as an “employee stock purchase plan” under Section 423 of the Code.

ARTICLE 2

DEFINITIONS

Capitalized terms used herein without definition shall have the respective meanings set forth below:

2.1 ACCOUNT. “Account” means the bookkeeping entry maintained by the Company on behalf of each Participant for the purpose of accounting for all Participant Contributions credited to the Participant pursuant to the Plan.

2.2 BASE EARNINGS. “Base Earnings” means the amount of a Participant’s regular salary or base pay, before deductions required by law and deductions authorized by the Participant, including any elective deferrals under a plan qualified under Sections 125 or 401(a) of the Code or any nonqualified deferred compensation plan. In the case of Participants primarily compensated on a commission basis, “Base Earnings” may include commission earnings not to exceed $10,000 in any month, or such other amount as may be determined by the Committee from time to time. “Base Earnings” shall not include: wages paid for overtime, extended workweek schedules or any other form of extra compensation, payments made by a Participating Company or any other entity for Social Security, workers’ compensation, unemployment compensation, disability payments or any other payment mandated by state or federal statute, or salary-related contributions made by a Participating Company or any other entity for insurance, annuity or any other employee benefit.

2.3 BOARD. “Board” means the Board of Directors of the Company.

2.4 BROKER. “Broker” means the financial institution designated by the Company to act as Broker for the Plan.

2.5 CODE. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.6 COMMITTEE. “Committee” means the Committee described in Article 8.

2.7 COMPANY. “Company” means Dun & Bradstreet Holdings, Inc., a Delaware corporation, and any successor thereto.

2.8 COMPANY STOCK. “Company Stock” means common stock of the Company, par value $0.0001 per share.

2.9 ELIGIBLE PERSON. “Eligible Person” means each employee of a Participating Company. Notwithstanding the foregoing, persons determined by the Committee not to be Eligible Persons and persons on a leave of absence shall not be treated as “Eligible Persons” for purposes of this Plan.

2.11 MATCHING DATE. “Matching Date” means the date during the calendar month following the annual anniversary of the applicable Quarter End on which Match Shares are credited to a Participant’s Account.

2.12 MATCH PRICE. “Match Price” means the closing price of a share of Company Stock on the Wednesday preceding the Matching Date (or on such other date during the week that includes the Matching Date, as determined by the Company).

2.13 MATCH SHARES. “Match Shares” means shares of Company Stock credited to Participants’ Share Accounts pursuant to Article 5 and Sections 6.1 and 6.2(a).

2.14 PARTICIPANT. “Participant” means an Eligible Person who has satisfied the eligibility requirements of Section 3.1 and has become a participant in the Plan in accordance with Section 3.2.

2.15 PARTICIPANT CONTRIBUTIONS. “Participant Contributions” shall have the meaning ascribed to such term in Section 4.1.

2.16 PARTICIPATING COMPANY. “Participating Company” means the Company and, to the extent designated by the Committee as a Participating Company, any subsidiary (as that term is used in Form S-8) of the Company.

2.17 PAYROLL PERIOD. “Payroll Period” means the pay periods coinciding with the Participating Company’s payroll practices, as revised from time to time.

2.18 PLAN YEAR. “Plan Year” means the twelve consecutive month period ending each December 31.

2.19 PREVIOUSLY RELATED EMPLOYER. “Previously Related Employer” means Black Knight, Inc., Fidelity National Financial, Inc. and Cannae Holdings, Inc. (and any predecessor, successor or Subsidiary of any of the foregoing).

2.20 QUALIFYING EMPLOYMENT. “Qualifying Employment” means (i) employment with any Participating Company (including both current employment and, with respect to employees who were reinstated or rehired by a Participating Company within one (1) year after the cessation of employment with a Participating Company, employment with the Participating Company prior to the cessation of employment), and (ii) employment with a Previously Related Employer prior to commencing employment with a Participating Company (provided that the employee was hired by the Participating Company within one (1) year after cessation of employment with the Previously Related Employer).

2.21 QUARTER. “Quarter” means, with respect to each Plan Year, the following four calendar quarters: January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31.

2.22 QUARTER END. “Quarter End” means the last day of each Quarter (i.e., March 31, June 30, September 30 or December 31).

2.23 SHARE ACCOUNT. “Share Account” means the account maintained by the Broker on behalf of each Participant for the purpose of accounting for Match Shares and Company Stock purchased by the Participant pursuant to the Plan.

2.24 SUBSIDIARY. “Subsidiary” means any corporation or other entity, including, but not limited to, a partnership or joint venture, at least fifty percent (50%) of the total combined voting power of all classes of stock (or, in the case of a non-corporate entity, the voting equity) of which is owned, directly or indirectly, by another entity.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1 ELIGIBILITY. Unless otherwise determined by the Committee,

(a) each Eligible Person who was a Participant in the Plan as of the effective date of the most recent amendment and restatement shall continue to be eligible to participate in the Plan;

(b) each Eligible Person who was employed by an organization that was part of a corporate transaction with a Participating Company immediately prior to commencing employment with the Participating Company shall be eligible to participate in the Plan upon commencing employment with the Participating Company if (1) such corporate transaction documents provided for such immediate eligibility or (2) the Committee so decides; and

(c) all other Eligible Persons shall be eligible to participate in the Plan following the later of:

(i) attaining the age of eighteen (18), and

(ii) the completion of ninety (90) days of Qualifying Employment.

The Committee may, in its discretion, waive any of the foregoing eligibility requirements on an individual or group basis.

3.2 PARTICIPATION. An Eligible Person who has satisfied the eligibility requirements of Section 3.1 may become a Participant in the Plan upon his or her completion of such enrollment procedures as the Company may prescribe, which procedures may include responding to enrollment procedures set forth via an Internet website or a voice response system authorizing payroll deductions. Payroll deductions for a Participant shall commence as soon as administratively practicable following the completion of the enrollment procedures established by the Company and shall remain in effect until changed by the Participant in accordance with Section 4.2 below. Notwithstanding anything to the contrary, the Committee may, in its sole discretion, preclude any person from participation in the Plan, whether or not such person would otherwise meet the eligibility requirements in Section 3.1 above. Employees who become eligible to participate in the Plan due, in whole or in part, to Qualifying Employment attributable to prior employment with a Participating Company or with a Previously Related Employer will commence participation on the first day of the month following the later of (a) commencement of employment with a Participating Company (if the employee has (90) days of Qualifying Employment on the employment commencement date) and (b) completion of ninety (90) days of Qualifying Employment.

3.3 SPECIAL RULES. In the event that a person is excluded from participation in the Plan and a court of competent jurisdiction determines that the person is eligible to participate in the Plan, the person shall be treated as an Eligible Person only from the date of the court’s determination and shall not be entitled to retroactive participation in the Plan.

ARTICLE 4

PARTICIPANT CONTRIBUTIONS

4.1 PARTICIPANT ELECTION. Pursuant to the enrollment procedures established by the Company in Section 3.2, each Participant shall designate the amount of payroll deductions (“Participant Contributions”) to be made from his or her paycheck to purchase Company Stock under the Plan. The amount of Participant Contributions shall be designated in whole percentages of Base Earnings, of at least 3% and not to exceed 15% of Base Earnings for any Plan Year. The amount so designated by the Participant shall be effective as soon as administratively practicable following completion of the enrollment procedures and shall continue until terminated or altered in accordance with Section 4.2 below.

4.2 CHANGES IN ELECTION. In accordance with procedures established by the Company, a Participant may decrease or increase the rate of his or her Participant Contributions or elect to discontinue his or her Participant Contributions, in either case as soon as administratively practicable. No such election may be made retroactive, and any new election shall remain in effect until subsequently modified by the Participant pursuant to this Section 4.2.

4.3 PARTICIPANT ACCOUNTS. The Company shall establish and maintain a separate Account for each Participant. The amount of each Participant’s Participant Contribution shall be credited to his or her Account. No interest shall accrue at any time for any amount credited to an Account of a Participant.

ARTICLE 5

COMPANY MATCH

5.1 ELIGIBILITY TO RECEIVE MATCH SHARES; MATCH FORMULA. Each Participant who remains an Eligible Person on each day from a Quarter End until the Matching Date for such Quarter End shall be eligible to receive Match Shares with respect to Participant Contributions credited to the Participant’s Account for the Quarter ending on such Quarter End; provided, however, that Match Shares shall only be credited with respect to such Participant Contributions to the extent the Holding Period Requirement (described in Section 6.4) has been satisfied with respect to Company Shares purchased with such Participant Contributions (such Participant Contributions that satisfy the foregoing requirements, the “Match Eligible Participant Contributions”). The number of Match Shares credited to a Participant’s Share Account pursuant to Article 6 shall be determined by dividing the Participant’s “Matching Credit” (determined pursuant to this Article 5) by the applicable Match Price.

5.2 OFFICERS. For each Officer who is a Participant in the Plan and is eligible to receive Match Shares pursuant to Section 5.1, the Matching Credit shall be an amount equal to one-half of the amount of the Match Eligible Participant Contributions credited to the Participant’s Account for the Quarter ending on the applicable Quarter End. For purposes of the Plan and unless otherwise determined by the Committee, “Officer” means a chief executive officer, president, executive vice president, managing director, senior vice president, vice president, senior director, director, distinguished or senior principal of a Participating Company and any other Participant designated as an Officer by the Committee.

5.3 OTHER PARTICIPANTS. For each Participant who is not an Officer and who is eligible to receive Match Shares pursuant to Section 5.1, the Matching Credit shall be an amount equal to one-third of the amount of Match Eligible Participant Contributions credited to the Participant’s Account for the Quarter ending on the applicable Quarter End.

5.4 TEN-YEAR ELIGIBLE PERSONS. Notwithstanding the provisions of Section 5.3 to the contrary, with respect to each Participant who has completed at least ten years of Qualifying Employment (“Ten-Year Eligible Person”), the Matching Credit for such Participant under Section 5.3 above with respect to any Match Eligible Participant Contributions made on or after the date the Participant becomes a Ten-Year Eligible Person shall be one-half of the amount of the Participant’s Match Eligible Participant Contributions instead of one-third. For purposes of this Section 5.4, unless determined otherwise by the Committee, a Participant’s years of employment shall include such Participant’s years of employment with a Previously Related Employer and/or such Participant’s years of employment with an organization that was part of a corporate transaction with the Company immediately prior to commencing employment with the Participating Company if (a) such corporate transaction documents provided for such credit or (b) if the Committee so decides.

5.5 CHANGES IN STATUS. In the event that a Participant becomes an Officer or a Ten-Year Eligible Person during a Quarter, for purposes of determining such Participant’s Matching Credit, all Match Eligible Participant Contributions made during the Quarter in which the change in status occurred shall be considered to have been made as an Officer or Ten-Year Eligible Person for that Quarter.

ARTICLE 6

PURCHASE OF STOCK; ALLOCATION OF MATCH SHARES

AND HOLDING PERIOD REQUIREMENT

6.1 PURCHASE OF COMPANY STOCK. As soon as practicable following the close of each Payroll Period, the amount credited to a Participant’s Account shall be transferred by the Participating Company to the Broker, and the Plan shall cause the Broker to use such amount to purchase shares of Company Stock on the open market on the Participant’s behalf (each a “Purchase Date”). Any balance remaining after the purchase shall be credited to the Participant’s Share Account and shall be used to purchase additional shares of Company Stock as of the next Purchase Date.

6.2 MATCHING ALLOCATIONS. As soon as practicable following each Quarter End, the Company shall cause to be allocated to the Share Account of each Participant who is eligible to receive Match Shares that number of Match Shares determined pursuant to Article 5. Match Shares shall be posted to the Participant’s Share Account as soon as practicable after, and credited to such Share Account as of, each Matching Date.

6.3 FEES AND COMMISSIONS. The Company shall pay the Broker’s administrative charges for opening the Share Accounts for the Participants and the brokerage commissions on purchases made that are attributable to Match Shares and the purchase of Company Stock with Participant Contributions. Participants shall pay all other expenses of their Share Account, including but not limited to the Broker’s fees attributable to the issuance of certificates for any and all shares of Company Stock held in a Participant’s Share Account. Participants shall also pay the brokerage commissions and any charges associated with the sale of Company Stock held in the Participant’s Share Account.

6.4. HOLDING PERIOD REQUIREMENT. Except (a) in the event of a termination of a Participant’s employment or (b) as approved by the Committee in connection with a corporate transaction, Company Stock purchased with Participant Contributions must be held in a Participant’s Share Account (and may not be sold, hedged, pledged, hypothecated, made subject to a lien or otherwise disposed of) for a period of at least 365 days from the Purchase Date (the “Holding Period Requirement”). For avoidance of doubt, if a Participant sells, hedges, pledges, gifts, makes subject to a lien or otherwise disposes of Company Stock purchased with Participant Contributions within such 365-day period such that the Holding Period Requirement is not met, whether due to an event described in (a) or (b) in the previous sentence or otherwise, then the Participant will not receive Match Shares with respect to those Participant Contributions.

ARTICLE 7

TERMINATION OF EMPLOYMENT

7.1 TERMINATION OF EMPLOYMENT. In the event that a Participant’s employment with the Participating Company terminates for any reason, the Participant will cease to be a Participant in the Plan as of the date of termination of employment. All Participant Contributions in the Participant’s Account shall be used to purchase shares of Company Stock in accordance with Section 6.1 and such shares of Company Stock will be transferred to the Participant’s Share Account. The Broker may continue to maintain the Participant’s Share Account on behalf of the Participant; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan. As of the date of termination of employment, as applicable, the Participant shall pay for any and all expenses and costs related to his or her Share Account, including but not limited to the brokerage commissions on purchases of shares of Company stock made on or after the date of termination and any other fees, commissions, or charges for which the Participant would otherwise have been responsible if he or she had continued to be a Participant in the Plan.

ARTICLE 8

PLAN ADMINISTRATION

8.1 PLAN ADMINISTRATION.

(a) Authority to control and manage the operation and administration of the Plan shall be vested in the Board, or a committee (“Committee”) appointed by the Board. Until such time as the Board appoints a Committee to administer the Plan, the Board shall serve as the Committee for purposes of the Plan. The Board or Committee shall have all powers necessary to supervise the administration of the Plan and control its operations.

(b) In addition to any powers and authority conferred on the Board or Committee elsewhere in the Plan or by law, the Board or Committee shall have the following powers and authority:

(i) To designate agents to carry out responsibilities relating to the Plan;

(ii) To administer, interpret, construe and apply this Plan and to answer all questions that may arise or that may be raised under this Plan by a Participant, his or her beneficiary or any other person whatsoever;

(iii) To establish rules and procedures from time to time for the conduct of its business and for the administration and effectuation of its responsibilities under the Plan; and

(iv) To perform or cause to be performed such further acts as it may deem to be necessary, appropriate, or convenient for the operation of the Plan.

(c) Any action taken in good faith by the Board or Committee or their designated agents in the exercise of authority conferred upon it by this Plan shall be conclusive and binding upon a Participant and his or her beneficiaries. All discretionary powers conferred upon the Board and Committee shall be absolute.

8.2 LIMITATION ON LIABILITY. No employee, officer, member of the Board or Committee, or designated agent of the Board or Committee shall be subject to any liability with respect to his or her duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee and their designated agents, and any other employee or officer with duties under the Plan who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative, or investigative, by reason of the person’s conduct in the performance of his or her duties under the Plan.

ARTICLE 9

COMPANY STOCK

9.1 MAXIMUM NUMBER OF SHARES. Subject to Section 9.3 below, the maximum number of shares of Company Stock which may be allocated as Match Shares and purchased under the Plan pursuant to Participant Contributions is 3,000,000 shares. All shares of Company Stock purchased pursuant to the terms of this Plan shall be purchased on the open market.

9.2 VOTING COMPANY STOCK. The Participant will have no interest or voting right in shares of Company Stock to be purchased under Article 6 of the Plan until such shares have been posted to the Participant’s Share Account.

9.3 ADJUSTMENTS. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the shares of Company Stock, such adjustment shall be made in the number and kind of shares of Company Stock that may be purchased under the Plan as set forth in Section 9.1, as may be determined to be appropriate and equitable by the Committee, in its sole discretion. The decision by the Committee regarding any such adjustment shall be final, binding and conclusive.

ARTICLE 10

MISCELLANEOUS MATTERS

10.1 AMENDMENT AND TERMINATION. The Board reserves the right to amend, modify, or terminate the Plan at any time; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with applicable New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule. Upon termination of the Plan, all cash in the Participant’s Account will be transferred to the Participant’s Share Account. The Broker may continue to maintain the Participant’s Share Account on behalf of the Participant; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan, and the Participant shall thereafter be responsible for any and all expenses and costs related to his or her Share Account. Notwithstanding the foregoing, no such amendment or termination shall affect rights previously granted, nor may an amendment make any change in any right previously granted which adversely affects the rights of any Participant without the consent of such Participant.

10.2 TAX WITHOLDING. The Company shall have the right to deduct from all amounts payable or provided to a Participant (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of amounts payable or provided under this Plan. Withholding with respect to Match Shares may be satisfied, at the Company’s option, by withholding from a Participant’s other wages, by reducing the number of Match Shares credited to a Participant’s Share Account by that number of shares of Company Stock having a fair market value equal to all or part of the withholding obligation, by requiring the Participant to remit the withholding amount to the Company or the Participant’s Employer, and/or by such other means as the Company or the Participant’s employer may determine.

10.3 BENEFITS NOT ALIENABLE. Benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily, except as expressly permitted in this Plan. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

10.4 NO ENLARGEMENT OF EMPLOYEE RIGHTS. This Plan is strictly a voluntary undertaking on the part of the Participating Company and shall not be deemed to constitute a contract between the Participating Company and any Eligible Person or to be consideration for, or an inducement to, or a condition of, the employment of any Eligible Person. Nothing contained in the Plan shall be deemed to give the right to any Eligible Person to be retained as an employee of, or otherwise by, the Participating Company or to interfere with the right of the Participating Company to discharge any Eligible Person at any time.

10.5 GOVERNING LAW. To the extent not preempted by Federal law, the Plan shall be construed in accordance with and governed by the laws of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

10.6 NON-BUSINESS DAYS. When any act under the Plan is required to be performed on a day that falls on a Saturday, Sunday or legal holiday, that act shall be performed on the next succeeding day which is not a Saturday, Sunday or legal holiday.

10.7 COMPLIANCE WITH SECURITIES LAWS. Notwithstanding any provision of the Plan to the contrary, the Committee shall administer the Plan in such a way to ensure that the Plan at all times complies with any applicable requirements of Federal securities laws.